Consent of Independent Registered Public Accounting Firm




Audit Committee, Board of Directors and Stockholders
Osage Federal Financial, Inc.
Pawhuska, Oklahoma


We consent to the inclusion in Pre-Effective Amendment No. 1 to this registration statement on Form S-1 of our report dated August 11, 2006, on our audits of the consolidated balance sheets of Osage Federal Financial, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2006. We also consent to the references to our firm under the heading "Experts."



                                   /s/BKD, LLP

Joplin, Missouri
October 24, 2006